EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Idera Pharmaceuticals, Inc. for the registration of 38,778,411 shares of its common stock and to the incorporation by reference therein of our report dated February 24, 2006, except for Notes 1 and 16 as to which the date is March 24, 2006, with respect to the consolidated financial statements of Idera Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Boston, Massachusetts
April 19, 2006